Exhibit 99.1

Air Products and Chemicals, Inc

7201 Hamilton Boulevard, Allentown, PA 18195-1501

www.airproducts.com

Air Products Announces CFO Succession Plan

LEHIGH VALLEY, Pa. (October 19, 2012) – Air Products (NYSE:APD) today announced that Paul E. Huck, 62, senior vice president and chief financial officer will retire on February 28, 2013 after more than 33 years of service to the company. The board of directors has selected Scott Crocco, 48, currently vice president and controller, to succeed Huck as senior vice president and chief financial officer (CFO) in February. Crocco will be responsible for all aspects of the worldwide financial organization including controllership, treasury, investor relations, tax and audit. He will report to John E. McGlade, chairman, president and CEO, and also serve on the company’s Corporate Executive Committee.

Huck has served as CFO since 2004 and has been responsible for Air Products’ Finance, Investor Relations, Information Technology, Business Support Services, and Mergers and Acquisitions organizations and has served on company’s Corporate Executive Committee. He joined the company in 1979 after serving as an officer in the U.S. Navy and served as a controller for several company businesses before being named corporate controller in 1994.

John McGlade, Air Products’ chairman, president and CEO said, “Paul Huck has exemplified the best of everything Air Products stands for. The company has grown tremendously during his distinguished tenure, and he has been a key player every step of the way as a leader, trusted colleague and member of the Corporate Executive Committee. Through his careful mentoring of Scott and long-term leadership of the finance group, he leaves the Air Products finance team well positioned for this transition. I would like to thank Paul for his outstanding service and dedication to Air Products.”

Mc Glade continued, “Scott Crocco brings to the role a significant depth and breadth of understanding of Air Products from his extensive experience across all areas of the Finance organization, including his most recent role as corporate controller and chief accounting officer. The board of directors and I have every confidence in his abilities as he assumes this key role.”

Paul Huck said, “Air Products is a great company, and I am proud to have spent my entire business career as a member of the team working to make it better. I would like to thank all of the people at Air Products for their efforts and the support they have given me. We have accomplished great things together, and the company is well positioned to continue to succeed in the future. I have worked with Scott for his entire career here, and I am certain he will make a great CFO.”

Scott Crocco joined Air Products in 1990 as a participant in the company’s Career Development Program. He subsequently held a variety of financial analysis and financial management positions in the Chemicals Group, Gases Group, Corporate Treasury and Corporate Controllership. He became manager of financial analysis and planning in Corporate Treasury in 2000; controller for the Electronics Division in 2001; and director of Corporate Decision Support in 2003 before being named to his current role in 2006. In this role, he also had responsibility for Corporate Strategy for two years. He received a B.S. degree in electrical engineering from Bucknell University in 1986 and an M.B.A. from Cornell in 1990.

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About Air Products

Air Products (NYSE:APD) provides atmospheric, process and specialty gases; performance materials; equipment; and technology. For over 70 years, the company has enabled customers to become more productive, energy efficient and sustainable. More than 20,000 employees in over 50 countries supply innovative solutions to the energy, environment and emerging markets. These include semiconductor materials, refinery hydrogen, coal gasification, natural gas liquefaction, and advanced coatings and adhesives. In fiscal 2012, Air Products had sales approaching $10 billion. For more information, visit www.airproducts.com.

NOTE: This release may contain forward-looking statements within the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management’s reasonable expectations and assumptions as of the date of this release regarding important risk factors. Actual performance and financial results may differ materially from projections and estimates expressed in the forward-looking statements because of many factors not anticipated by management, including risk factors described in the Company’s Form 10K for its fiscal year ended September 30, 2011.

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Media Inquiries:

George Noon, tel: (610) 481-1990; email: noong@airproducts.com.

Investor Inquiries:

Simon Moore, tel: (610) 481-7461; email: mooresr@airproducts.com.